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EXHIBIT 21.1

SUBSIDIARIES OF NATIONAL EQUIPMENT SERVICES, INC.
(Each Subsidiary is wholly-owned, directly or indirectly, by National Equipment Services, Inc.)

Subsidiary	State or Jurisdiction of Subsidiary's Incorporation or Organization
NES Equipment Services Corp. f/k/a Falconite, Inc.	IL
NES Indiana Partners, Inc.	DE
NES Traffic Safety L.P.	DE
NES Equipment Rental L.P.	DE
Rebel Studio Rentals, Inc.	CA
NES Shoring Acquisition, Inc.	DE
NES Partners, Inc. f/k/a Plank Management, Inc.	TX
NES Companies L.P.	DE
NES Equipment Services, Inc. (Canada	Canada
NES Management Service Corp.	DE
Falconite Rebuild Center, Inc.	KY

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  EXHIBIT 21.1